As filed with the Securities and Exchange Commission on August 24, 2016

Registration No. 333-[        ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLAYTON WILLIAMS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2396863 (I.R.S. Employer Identification No.)

Six Desta Drive, Suite 6500

Midland, Texas 79705-5510
(Address of principal executive offices, including zip code)

CLAYTON WILLIAMS ENERGY, INC.

LONG TERM INCENTIVE PLAN

(Full title of the plan)

Michael L. Pollard

Senior Vice President and Chief Financial Officer

Clayton Williams Energy, Inc.

Six Desta Drive, Suite 6500

Midland, Texas 79705-5510

(432) 682-6324
(Name, address and telephone number of agent for service)

copy to:

Shane M. Tucker

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201-2975

(214) 220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer ☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.10 per share	1,700,000 shares	$63.77	$108,409,000.00	$10,916.79

(1)   Represents shares of common stock, par value $0.10 per share (the “Common Stock”) of Clayton Williams Energy, Inc. (the “Registrant”) reserved for issuance under the Clayton Williams Energy, Inc. Long Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.

(2)   The proposed maximum aggregate offering price of the Common Stock was calculated based upon the market value for shares of the Common Stock in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sales prices per share reported on the New York Stock Exchange on August 19, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)   The Registrant’s Annual Report on Form 10-K for the year ending December 31, 2015, filed with the Commission on March 24, 2016 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)   The Registrant’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2016, filed with the Commission on May 9, 2016;

(c)   The Registrant’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2016, filed with the Commission on August 8, 2016;

(d)   The Registrant’s Current Report on Form 8-K/A filed with the Commission on May 6, 2016 and the Registrant’s Current Reports on Form 8-K filed with the Commission on January 20, 2016; March 9, 2016 (excluding any information furnished pursuant to Item 7.01 of such Current Report on Form 8-K); March 15, 2016 (excluding any information furnished pursuant to Item 7.01 of such Current Report on Form 8-K); March 30, 2016; March 31, 2016 (excluding any information furnished pursuant to Item 7.01 of such Current Report on Form 8-K); June 9, 2016; and June 25, 2016 (excluding any information furnished pursuant to Item 7.01 of such Current Report on Form 8-K);

(e)   The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed on December 20, 2013 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(f)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration document referred to in (a) above.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal, except that no indemnification is permitted in any case without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. The Registrant’s certificate of incorporation and bylaws provide for the indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares, or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. The Registrant’s certificate of incorporation includes such a provision. Reasonable expenses incurred by any officer or director in defending any such action, suit or proceeding shall be paid at reasonable intervals in advance of the final disposition by the Registrant upon delivery to the Registrant of a written affirmation of the officer or director’s good faith belief that he or she has met the standard of conduct necessary for indemnification and an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be ultimately determined that such director or officer is not entitled to be indemnified by the Registrant.

The Registrant has also entered into written indemnification agreements with certain executive officers and members of its board of directors (the “Board”). These indemnification agreements require the Registrant to indemnify the officer or director to the fullest extent permitted by applicable law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant’s Plan provides that members of a committee appointed by the Board and any officer or employee of the Registrant or its subsidiaries acting at the direction or on behalf of the committee shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any action or determination taken or made in good faith with respect to the Plan.

The Registrant also maintains directors’ and officers’ liability insurance.

The indemnification discussed in this Item 6 is not exclusive of any other rights permitted by law to which the party seeking indemnification may possess.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.   Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas on August 24, 2016.

CLAYTON WILLIAMS ENERGY, INC.

By:	/s/ Michael L. Pollard
Name: Michael L. Pollard
Title: Senior Vice President – Finance and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mel G. Riggs and Michael L. Pollard, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: August 24, 2016	/s/ Clayton W. Williams, Jr.
Clayton W. Williams, Jr.
Chairman and Chief Executive Officer
(Principal Executive Officer)

Dated: August 24, 2016	/s/ Michael L. Pollard
Michael L. Pollard
Senior Vice President – Finance and Chief Financial Officer
(Principal Financial Officer)

Dated: August 24, 2016	/s/ Robert L. Thomas
Robert L. Thomas
Vice President – Accounting
(Principal Accounting Officer)

Dated: August 24, 2016	/s/ Mel G. Riggs
Mel G. Riggs
President and Director

Dated: August 24, 2016	/s/ Davis L. Ford
Davis L. Ford, Director

Dated: August 24, 2016	/s/ Ted Gray
Ted Gray, Jr., Director

Dated: August 24, 2016	/s/ P. Scott Martin
P. Scott Martin, Director

Dated: August 24, 2016	/s/ Jordan R. Smith
Jordan R. Smith, Director

Dated: August 24, 2016	/s/ Nathan W. Walton
Nathan W. Walton, Director

EXHIBIT INDEX

Number	Description

4.1	Second Restated Certification of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s Form S-2, filed October 4, 1996.

4.2

Certificate of Amendment of Second Restated Certificate of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s Form 10-Q for the period ended September 30, 2000, filed November 14, 2000.

4.3	Certificate of Designation of the Special Voting Preferred Stock of Clayton Williams Energy, Inc., dated as of March 15, 2016, filed as Exhibit 4.1 to the Registrant’s Form 8-K, filed March 15, 2016.

4.4*	Clayton Williams Energy, Inc. Long Term Incentive Plan.

4.5*	Notice of Grant of Restricted Stock

4.6*	Form of Clayton Williams Energy, Inc. Long Term Incentive Plan Restricted Stock Agreement

4.7*	Notice of Grant of Stock Option

4.8*	Form of Clayton Williams Energy, Inc. Long Term Incentive Plan Stock Option Agreement

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Williamson Petroleum Consultants, Inc.

23.3*	Consent of Ryder Scott Company, L.P.

23.4*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to the Registration Statement).

* Filed herewith.